Exhibit 99.1
PART II
ITEM 6. — SELECTED FINANCIAL DATA
The following table sets forth selected historical and other data of the Company and should be read in conjunction with the more detailed consolidated financial statements included elsewhere in this report.

Selected financial data below includes the results of operations, cash flow and balance sheet data of the Company for the years ended December 31, 2008, 2007, 2006 and 2005. We were incorporated on November 18, 2005 (“inception”). Financial data included for the year ended December 31, 2005, includes the minimal activity experienced from inception to December 31, 2005. We completed our IPO on May 16, 2006 and used the proceeds of the IPO and separate private placement transactions, that closed in conjunction with our IPO, and from our third party credit facility, to purchase controlling interests in four of our initial operating subsidiaries. The following table details our acquisitions and dispositions subsequent to our IPO.

Acquisitions:	Acquisition Date	Disposition Date
Advanced Circuits(1)	May 16, 2006	n/a
CBS Personnel(1)	May 16, 2006	n/a
Crosman(1)	May 16, 2006	January 5, 2007
Silvue(1)	May 16, 2006	June 25, 2008
Anodyne	August 1, 2006	n/a
Aeroglide	February 28, 2007	June 24, 2008
HALO	February 28, 2007	n/a
American Furniture	August 31, 2007	n/a
Fox	January 4, 2008	n/a
Staffmark(2)	January 21, 2008	n/a

(1)	Represent initial operating subsidiaries.

(2)	Staffmark was acquired by our operating segment CBS Personnel.
The operating results for Crosman are reflected as discontinued operations in 2006 and as such are not included in the data below. The operating results for Aeroglide are reflected as discontinued operations in 2008 and 2007 and as such are not included in the data below. The operating results for Silvue are reflected as discontinued operations in 2008, 2007 and 2006 and as such are not included in the data below. Financial data included below therefore only includes activity in our operating subsidiaries from their respective dates of acquisition.

	Year ended December 31,
	2008	2007	2006	2005
Statements of Operations Data:
Net sales	$1,538,473	$841,791	$395,173	$—
Cost of sales	1,196,206	636,008	307,014	—

Gross profit	342,267	205,783	88,159	—
Operating expenses:
Staffing	102,438	56,207	34,345	—
Selling, general and administrative	165,768	94,426	31,605	1
Supplemental put expense	6,382	7,400	22,456	—
Management fees	15,205	10,120	4,158	—
Amortization expense	24,605	12,679	5,814	—

Operating income (loss)	27,869	24,951	(10,219)	(1)

Income (loss) from continuing operations	3,817	10,051	(27,973)	(1)
Income and gain from discontinued operations	77,970	41,314	9,831	—

Net income (loss)	81,787	51,365	(18,142)	(1)
Net income attributable to noncontrolling interest	3,493	10,997	1,107	—

Net income (loss) attributable to Holdings (1), (2)	$78,294	$40,368	$(19,249)	$(1)

Cash Flow Data:
Cash provided by operating activities	$40,549	$41,772	$20,563	$—
Cash used in investing activities	(22,542)	(114,158)	(362,286)	—
Cash (used in) provided by financing activities	(39,812)	184,882	351,073	100
Net (decrease) increase in cash and cash equivalents	(21,885)	112,352	9,610	100

Basic and fully diluted income (loss) per share attributable to Holdings:
Continuing operations	$0.01	$(0.04)	$(2.29)	$—
Discontinued operations	2.47	1.50	0.77	—

Basic and fully diluted income (loss) per share attributable to Holdings	$2.48	$1.46	$(1.52)	$—

(1)	Includes gains on the sales of Aeroglide and Silvue in 2008 of $34.0 million and $39.4 million, respectively, and Crosman in 2007 of $36.0 million.

(2)	Includes a charge to net income of $10.0 million for distributions made at the subsidiary (ACI) level in excess of cumulative earnings in 2007.

	2008	2007	2006(1)	2005
Balance Sheet Data:
Current assets	$335,201	$299,241	$135,121	$3,408
Total assets	984,336	828,002	496,382	3,408
Current liabilities	139,370	106,613	155,534	3,309
Long-term debt	151,000	148,000	—	—
Total liabilities	440,458	373,285	221,934	3,309
Noncontrolling interests	79,431	21,867	17,734	100
Shareholders’ equity (deficit) attributable to Holdings	464,447	432,850	255,711	(1)

(1)	Includes a reclassification of $7.2 million of Crosman’s discontinued operations noncontrolling interest to total liabilities.

2